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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                          (AMENDMENT NO. ___________)*

                             SUN COMMUNITIES, INC.
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                              (Name of Issuer)

                         Common Stock, $0.01 par value
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                       (Title of Class of Securities)

                                  866674 10 4
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                                 (CUSIP Number)

                                 March 15, 2002
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            (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [ ]    Rule 13d-1(b)

                  [X]    Rule 13d-1(c)

                  [ ]    Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP NO. 866674 10 4                 13G                     PAGE 2 OF 5 PAGES
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  1     Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons
        (Entities Only)

                                GARY A. SHIFFMAN
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  2     Check the Appropriate Box if a Member of a Group     (a) [ ]
        (See Instructions)                                   (b) [ ]


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  3     SEC Use Only


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  4     Citizenship or Place of Organization

                                 United States
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    Number of
                           5       Sole Voting Power

     Shares                        1,438,818
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power

                                   -0-
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power

       Each                        1,438,818
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power


    Person With                    -0-
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  9     Aggregate Amount Beneficially Owned by Each Reporting Person

                                   1,438,818
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 10     Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ]
        (See Instructions)


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 11     Percent of Class Represented by Amount in Row (9)

                                     7.75%
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 12     Type of Reporting Person (See Instructions)
                                       IN
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CUSIP No.  866674 10 4                                         Page 3 of 5 Pages

ITEM 1.

         (a)      NAME OF ISSUER

                  The issuer of the securities with respect to which this statement on Schedule 13G (the "Statement") is being filed is Sun Communities, Inc., a Maryland corporation (the "Issuer").

         (b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.

                  The address of the Issuer's principal executive offices is 31700 Middlebelt Road, Suite 145, Farmington Hills, Michigan 48334.
ITEM 2.

         (a)      NAME OF PERSON FILING.

                  This Statement is being filed by the following persons:

                  Gary A. Shiffman

         (b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE.

                  31700 Middlebelt Road, Suite 145, Farmington Hills, Michigan 48334.

         (c)      CITIZENSHIP.

                  Gary A. Shiffman is a United States citizen.

         (d)      TITLE OF CLASS OF SECURITIES.


                  Common Stock,  $0.01 par value

         (e)      CUSIP NUMBER.


                  866674 10 4

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(b), OR 13D-2(b), CHECK WHETHER THE PERSON FILING IS A:


                  Not applicable.



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CUSIP No.  866674 10 4                                         Page 4 of 5 Pages

ITEM 4.       OWNERSHIP.

              (a) Amount Beneficially Owned:      1,438,818 (1)

              (b) Percent of Class:                   7.75% (2)

              (c) Number of shares as to which such person has:

                    (i)   sole power to vote or to
                          direct the vote:                             1,438,818

                    (ii)  shared power to vote or to direct the vote:          0

                    (iii) sole power to dispose or to direct the
                          disposition of:                              1,438,818

                    (iv)  shared power to dispose or to direct the
                          disposition of:                                      0

         (1) Includes (a) 692,534 shares held by Mr. Shiffman individually, (b) 3,000 shares held by family members, as to which Mr. Shiffman disclaims beneficial ownership, (c) 416,667 shares of common stock which may be acquired pursuant to options exercisable within 60 days of March 15, 2002, and (d) 326,617 shares of common stock which may be acquired pursuant to limited partnership interests in Sun Communities Operating Limited Partnership which are immediately convertible into 326,617 shares of common stock.

         (2) Based upon 17,823,020 shares of Sun Communities, Inc. common stock outstanding as of March 15, 2002.

ITEM 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

              If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

              Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

              Not applicable.

ITEM 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

              Not applicable.

ITEM 9.       NOTICE OF DISSOLUTION OF GROUP.

              Not applicable.

ITEM 10.      CERTIFICATION.

              Not applicable (this Statement is being filed pursuant to Rule 13d-1(d)).
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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.


Dated:   April 22, 2002

                                           /s/ Gary A. Shiffman
                                           -------------------------------------
                                           Gary A. Shiffman

0851949.01